EXHIBIT 23.3

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of e.Digital Corporation for the registration of 23,832,024 shares of its common stock and to the incorporation by reference therein of our report dated May 22, 2002, with respect to the March 31, 2002 and 2001 financial statements of e.Digital Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 2003, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG, LLP

San Diego, California
December 18, 2003